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                                  EXHIBIT 5.1
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Peabody Energy Corporation
701 Market Street
St. Louis, Missouri  63101-1826

Re: Peabody Energy Corporation Employee Stock Purchase Plan, Peabody Energy Corporation Long-Term Equity Incentive Plan and Peabody Energy Corporation Equity Incentive Plan for Non-Employee Directors

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on May 22, 2001, by Peabody Energy Corporation, a Delaware corporation (the "Company"), pertaining to the proposed issuance by the Company of up to 4,200,000 shares of the Company's common stock, $.01 par value (the "Shares"), as provided in the Peabody Energy Corporation Employee Stock Purchase Plan, the Peabody Energy Corporation Long-Term Equity Incentive Plan and the Peabody Energy Corporation Equity Incentive Plan for Non-Employee Directors (collectively, the "Plans"), together with an indeterminate amount of interests to be offered and sold pursuant to the Peabody Energy Corporation Employee Stock Purchase Plan, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Third Amended and Restated Certificate of Incorporation, By-Laws, and resolutions adopted by the Board of Directors relating to such issuance, the written documents constituting each of the Plans, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

2. The Shares to be issued by the Company pursuant to the Plans have been duly authorized and, when issued by the Company in accordance with the Plans, will be duly and validly issued and will be fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Plan.

                                    Very truly yours,


                                    /s/ Thompson Coburn LLP